Exhibit 99.5

August 31, 2026

Sports One

45 Catalpa Drive

Atherton, CA 94027

Re: Letter Agreement regarding Lock-up, Right of First Offer and Tag-along with respect to Shares of Sono Group N.V.

Ladies and Gentlemen:

Reference is hereby made to the Share Purchase Agreement (the “Share Purchase Agreement”), dated August 31, 2026, among Sono Group N.V., a public company with limited liability under Dutch law (naamloze vennootschap) (the “Company”) and each of the purchasers party thereto (the “Purchasers”). The Share Purchase Agreement provides for a registered offering (the “Offering”) of an aggregate of 283,500 ordinary shares of the Company (the “Registered Direct Shares”). Terms used but not defined herein shall have the meanings ascribed to them in the Share Purchase Agreement.

1. Lock-up Agreement.

(a) In recognition of the benefit that the Offering will confer upon each of the undersigned Purchasers, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Reince Priebus agrees that, without the prior written consent of the Chairman of the Board of Sports One (“Sports One”), he will not, for a period (the “Lock-up Period”) commencing on the date hereof and ending 180 days after the date of the Share Purchase Agreement, (1) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares of the Company or any of its successors (the “Ordinary Shares”) or any securities convertible into or exercisable or exchangeable for Ordinary Shares, whether now owned or hereafter acquired by him or with respect to which he has or hereafter acquires the power of disposition; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise; or (3) publicly disclose the intention to do any of the foregoing (the “Lock-up Agreement”).

(b) The foregoing restrictions shall not apply to:

i.	transfers of Ordinary Shares (i) as a bona fide gift or gifts, (ii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of Reince Priebus or (iii) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement;

ii.	transfers of Ordinary Shares acquired in open market transactions after the completion of the Offering or in connection with the proposed business combination with the Company;

iii.	as dispositions to any trust for the direct or indirect benefit of Reince Priebus and/or the immediate family of Reince Priebus;

provided, that in each transfer pursuant to clauses (i), (ii) and (iii), the transferee agrees to be bound in writing by the terms of the Lock-up Agreement prior to such transfer and such transfer shall not involve a disposition for value; and provided further, that in each transfer pursuant to each of the above clauses, no filing or public announcement under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise is required or voluntarily made by any party in connection with such transfer, other than any filing required under Section 16(a) of the Exchange Act, and if any filing under Section 16(a) of the Exchange Act in connection with such transfer or distribution shall be legally required during the Lock-up Period, such filing shall clearly indicate in the footnotes thereto the nature and conditions of such transfer. For purposes of the Lock-up Agreement, (i) “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

(c) Reince Priebus also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar relating to the transfer of his Ordinary Shares except in compliance with the restrictions described above.

(d) Reince Priebus understands that the Board of Directors of Sports One and each of the other Purchasers are relying on the Lock-up Agreement in proceeding toward consummation of the Offering. The Lock-up Agreement is irrevocable and shall be binding upon Reince Priebus and his heirs, personal representatives, successors and assigns.

2. Right of First Offer.

(a) Right of First Offer. Each time following the expiration of the Lock-up Period that Paul Misir, Chris Kelly, Kelly Ventures I LP or Reince Priebus (each, a “Transferring Purchaser”) desires to transfer all or any portion of the Ordinary Shares owned by such Transferring Purchaser (the “Subject Securities”), (i) if the Transferring Purchaser is Paul Misir, such Transferring Purchaser shall first offer the Subject Securities to Chris Kelly and Kelly Ventures I LP, (ii) if the Transferring Purchaser is Chris Kelly or Kelly Ventures I LP, such Transferring Purchaser shall first offer the Subject Securities to Paul Misir and (iii) if the Transferring Purchaser is Reince Priebus, such Transferring Purchaser shall first offer the Subject Securities to Paul Misir, Chris Kelly and Kelly Ventures I LP (each of Chris Kelly, Kelly Ventures I LP and Paul Misir, an “Other Purchaser”), in each case in accordance with this Section 2 prior to transferring any such Subject Securities to any third party that is not an affiliate of such Purchaser.

(b) ROFO Transfer Notice.

(i) The Transferring Purchaser shall deliver written notice (a “ROFO Transfer Notice”) to Sports One and the applicable Other Purchaser(s) setting forth:

(A) a description of the Subject Securities (including the amount thereof);

(B) the proposed cash purchase price per share and aggregate purchase price for the Subject Securities (the “ROFO Price”); and

(C) the other material terms and conditions upon which the Transferring Purchaser is willing to sell the Subject Securities.

(ii) The ROFO Transfer Notice shall constitute an irrevocable offer by the Transferring Purchaser to sell the Subject Securities to the applicable Other Purchaser(s) at the ROFO Price and on the terms and conditions set forth therein for a period of ten (10) days following delivery of the ROFO Transfer Notice (the “ROFO Notice Period”).

(iii) By delivering the ROFO Transfer Notice, the Transferring Purchaser represents and warrants that he has good and marketable title to the Subject Securities, free and clear of all liens and encumbrances, and has full authority to transfer the Subject Securities.

(c) Exercise of Right of First Offer.

(i) During the ROFO Notice Period, the applicable Other Purchaser or Other Purchasers may elect to purchase all or a portion of the Subject Securities by delivering written notice (a “ROFO Exercise Notice”) to the Transferring Purchaser and Sports One. Each ROFO Exercise Notice shall be irrevocable when delivered.

(ii) If the aggregate number of Subject Securities elected to be purchased by the applicable Other Purchaser(s) exceeds the number of Subject Securities offered, the Subject Securities shall be allocated among the participating applicable Other Purchaser or Other Purchasers pro rata based upon their respective ownership of Ordinary Shares, unless otherwise agreed by such participating Purchasers.

(d) Sale to Third Party. If, at the expiration of the ROFO Notice Period, the applicable Other Purchaser or Other Purchasers have not elected to purchase all of the Subject Securities, the Transferring Purchaser may, during the sixty (60) day period immediately following the expiration of the ROFO Notice Period, transfer the remaining Subject Securities to one or more third parties at a purchase price not less than the ROFO Price and on other terms no more favorable to such third party purchaser than those offered to the applicable Other Purchaser or Other Purchasers pursuant to the ROFO Transfer Notice.

If such transfer is not consummated within such sixty (60) day period, the rights provided in this Section 2 shall again apply and the Subject Securities may not be transferred unless first reoffered to the applicable Other Purchaser or Other Purchasers in accordance with this Section 2.

(e) Sale to ROFO Purchaser. The closing of any purchase by an applicable Other Purchaser or Other Purchasers pursuant to this Section 2 shall occur on a date mutually agreed by the parties, but not later than sixty (60) days following expiration of the ROFO Notice Period. At such closing, the Transferring Purchaser shall deliver the Subject Securities against payment of the applicable purchase price by wire transfer of immediately available funds.

(f) Cooperation. Each party hereto shall take any and all actions (including entering into agreements and delivering certificates, instruments and consents) reasonably necessary to consummate any transfer contemplated by this Section 2.

3. Tag-Along Rights.

(a) Tag-Along Right. Subject to Section 2, if any of Paul Misir, Chris Kelly or Kelly Ventures I LP (the “Selling Purchaser”) proposes to transfer any Subject Securities to one or more third parties other than an affiliate of such Selling Purchaser (a “Proposed Transferee”), Reince Priebus (the “Tagging Purchaser”) shall have the right to participate in such transfer on the terms set forth in this Section 3 (the “Tag-Along Right”).

(b) Tag-Along Notice. Not less than ten (10) Business Days prior to the proposed consummation of any transfer subject to this Section 3, the Selling Purchaser shall deliver written notice (a “Tag-Along Notice”) to Sports One and the Tagging Purchaser. The Tag-Along Notice shall identify the Proposed Transferee and set forth (i) the number of Subject Securities proposed to be transferred by the Selling Purchaser, (ii) the purchase price per share and the form of consideration, (iii) the proposed closing date and (iv) all other material terms and conditions of the proposed transfer.

(c) Exercise. The Tagging Purchaser may exercise its Tag-Along Right by delivering written notice to the Selling Purchaser and Sports One within ten (10) Business Days after delivery of the Tag-Along Notice. The Tagging Purchaser may include in the proposed transfer up to the number of Ordinary Shares equal to the product of (i) the aggregate number of Ordinary Shares proposed to be purchased by the Proposed Transferee and (ii) a fraction, the numerator of which is the number of Ordinary Shares then owned by such Tagging Purchaser and the denominator of which is the aggregate number of Ordinary Shares then owned by the Selling Purchaser and the Tagging Purchaser. An exercise notice shall specify the number of shares that the Tagging Purchaser elects to include and shall be irrevocable when delivered.

(d) Terms and Closing. The shares included by the Tagging Purchaser shall be transferred to the Proposed Transferee at the same price per share, in the same form of consideration and on the same terms and conditions as apply to the Selling Purchaser, and the transfer of such shares shall be consummated concurrently with the transfer by the Selling Purchaser. The Tagging Purchaser shall be required to make only representations and warranties concerning its authority, ownership of and title to his shares, and absence of liens and encumbrances, and shall bear his pro rata share, based on the proceeds received, of any transaction expenses borne by the Selling Purchaser; provided that the Tagging Purchaser shall not be required to bear liability in excess of the proceeds actually received by him, except in the case of fraud by the Tagging Purchaser.

(e) Condition to Transfer. The Selling Purchaser shall not consummate a transfer subject to this Section 3 unless the Proposed Transferee purchases, concurrently and on the same terms and conditions, all shares validly elected to be included by the Tagging Purchaser. If the Proposed Transferee is unwilling to purchase all shares proposed to be transferred by the Selling Purchaser and the Tagging Purchaser, the number of shares that the Selling Purchaser and the Tagging Purchaser may transfer shall be reduced pro rata in accordance with the formula set forth in Section 3(c).

(f) Failure to Exercise; Changes in Terms. If the Tagging Purchaser does not timely exercise its Tag-Along Right, the Selling Purchaser may consummate the proposed transfer within the sixty (60) day period immediately following the Tag-Along Notice , at a purchase price not less than and on terms not more favorable to the Proposed Transferee than those set forth in the Tag-Along Notice. Any material change in the Proposed Transferee, purchase price, form of consideration or other material terms shall require a new Tag-Along Notice and a new opportunity to exercise the Tag-Along Right under this Section 3.

(g) Excluded Transfers. This Section 3 shall not apply to any transfer to an affiliate of a Purchaser; provided that the transferee agrees in writing, prior to such transfer, to be bound by this letter as a Purchaser, and the transferring Purchaser shall remain liable for the transferee’s compliance with this letter.

4. Drag-Along Right.

(a) Drag-Along Right. Subject to Section 2, if the holders of a simple majority of the Registered Direct Shares (collectively, the “Dragging Purchasers”) agree to (i) sell all of their Registered Direct Sharers to one or more third parties other than an affiliate of any such Dragging Purchaser (each, a “Drag Transferee”) in a single transaction or series of related transactions or (ii) vote in favor of any business combination, merger, reorganization, recapitalization or similar transaction (a “Corporate Transaction”), then, upon the written election of the Dragging Purchasers, Reince Priebus (the “Dragged Purchaser”) shall, be required (i) in the case of a transfer of Registered Direct Shares, to transfer all (but not less than all) of the Registered Direct Shares then held by such Dragged Purchaser to such Drag Transferee on the terms set forth in this Section 4 (the “Drag-Along Right”) and (ii) in the case of a Corporate Transaction, to vote together with the Dragging Purchasers in favor of the applicable Corporate Transaction.

(b) Drag-Along Notice. Not less than ten (10) Business Days prior to the proposed consummation of any transfer or Corporate Transaction vote subject to this Section 4, the Dragging Purchasers shall deliver written notice (a “Drag-Along Notice”) to Sports One and the Dragged Purchaser. The Drag-Along Notice shall identify the Drag Transferee or Corporate Transaction, as applicable, and set forth: (A) with respect to any transfer of Registered Direct Shares (i) the number of Registered Direct Shares proposed to be transferred by the Dragging Purchasers; (ii) the purchase price per share and the form of consideration; (iii) the proposed closing date; and (iv) all other material terms and conditions of the proposed transfer and (B) with respect to any Corporate Transaction vote, the material terms and conditions of the Corporate Transaction.

(c) Obligations of the Dragged Purchaser. Upon receipt of a Drag-Along Notice, the Dragged Purchaser shall be obligated to:

(A) in the case of a transfer of Registered Direct Shares:

(i) transfer all Registered Direct Shares then held by such Dragged Purchaser to the Drag Transferee at the same price per share, in the same form of consideration, and on the same terms and conditions (including as to representations, warranties, covenants and indemnities) as apply to the Dragging Purchasers, except that the Dragged Purchaser shall be required to make only representations and warranties as to its respective authority, ownership of and title to its Registered Direct Shares, and the absence of liens and encumbrances thereon;

(ii) bear its pro rata share, based on the proceeds received, of any transaction expenses borne by the Dragging Purchasers; provided that the Dragged Purchaser shall not be required to bear any liability in excess of the proceeds actually received by it, except in the case of fraud by the Dragged Purchaser; and

(iii) take all actions and execute all documents reasonably requested by the Dragging Purchasers to affect the transfer, including delivering executed share transfer documentation and any required consents.

and (B) in the case of a Corporate Transaction, vote together with the Dragging Purchasers in favor of the applicable Corporate Transaction.

(d) Closing. The transfer of the Dragged Purchaser’s Registered Direct Shares to the Drag Transferee shall be consummated concurrently with the transfer of the Dragging Purchasers’ Registered Direct Shares to the Drag Transferee. At closing, the Dragged Purchaser shall deliver the applicable Registered Direct Shares, free and clear of all liens, pledges and other encumbrances, against payment of the applicable purchase price by wire transfer of immediately available funds (or in such other form of consideration as is payable to the Dragging Purchasers).

(e) Changes in Terms. Any material change in the purchase price, form of consideration or other material terms of the transfer of Registered Direct Shares or Corporate Transaction vote from those set forth in the Drag-Along Notice shall require a new Drag-Along Notice and a new ten (10) Business Day period under Section 4(b).

(f) Excluded Transfers. This Section 4 shall not apply to any transfer to an affiliate of a Dragging Purchaser; provided that the transferee agrees in writing, prior to such transfer, to be bound by this letter as a Purchaser, and the transferring Purchaser shall remain liable for the transferee’s compliance with this letter.

5. Repurchase Right.

(a) Morals Event. If, at any time while Reince Priebus, Chris Kelly or Kelly Ventures I LP (each, a “Covered Purchaser”) owns any Registered Direct Shares, such Covered Purchaser (i) is convicted of any felony crime arising from financial fraud, dishonesty, embezzlement, or misappropriation of funds, (ii) engages in willful misconduct or gross negligence that causes material harm to the business, assets or reputation of the Company or Sports One; or (iii) materially violates any applicable law (not merely an allegation or accusation of a violation) in a manner that causes material harm to the business, assets or reputation of the Company or Sports One (each, a “Morals Event”) (A) if the Covered Purchaser is Reince Priebus, then Paul Misir, Chris Kelly and Kelly Ventures I LP and (B) if the Covered Purchaser is Chris Kelly or Kelly Ventures I LP, then Paul Misir (each of Paul Misir, Chris Kelly and Kelly Ventures I LP, as applicable, the “Resulting Purchaser” or “Resulting Purchasers”) shall have the right, but not the obligation, to purchase from such Covered Purchaser all or any portion of the Registered Direct Shares then owned by such Covered Purchaser at Fair Market Value in accordance with this Section 5 (the “Repurchase Right”).

(b) Exercise. The Resulting Purchasers may exercise the Repurchase Right by delivering written notice to the applicable Covered Purchaser (a “Repurchase Notice”) within 90 days after the Board of Directors of Sports One obtains actual knowledge of such Morals Event. The Repurchase Notice shall specify the Registered Direct Shares to be purchased and Sports One’s good-faith determination of the Fair Market Value thereof. The Repurchase Right may be exercised notwithstanding the lock-up provisions in Section 1 hereof, and any transfer pursuant to this Section 5 shall not be subject to the right of first offer in Section 2. The Resulting Purchasers may purchase such Registered Direct Shares collectively, and they may allocate the Registered Direct Shares among themselves in their discretion.

(c) Fair Market Value. “Fair Market Value” means the fair market value of the applicable Registered Direct Shares as of the date of the Repurchase Notice.  Fair Market Value shall be determined based on the average closing price of its publicly traded equity over the twenty trading day period immediately preceding the date of the Repurchase Notice or, if the business is not then publicly traded, by the Board of Directors of Sports One acting in good faith based on a fair valuation of Sports One as of the date of the Repurchase Notice performed by an independent nationally recognized valuation firm.

(d) Closing. The closing of a purchase pursuant to this Section 5 shall occur within 10 Business Days after Fair Market Value becomes final, at a time and place designated by the applicable Resulting Purchaser or Resulting Purchasers. At the closing, (i) the applicable Covered Purchaser shall deliver the Registered Direct Shares being purchased, free and clear of all liens, pledges and other encumbrances, together with all instruments reasonably necessary to effect the transfer, and (ii) the Resulting Purchaser or Resulting Purchasers shall pay the aggregate Fair Market Value in cash by wire transfer of immediately available funds, in each case subject to applicable law.

(e) Survival and Enforcement. The rights and obligations under this Section 5 shall survive the expiration of the Lock-Up Period and shall continue for so long as any Covered Purchaser owns any Registered Direct Shares. The applicable Covered Purchaser shall take all actions and execute all documents reasonably requested by Sports One to give effect to this Section 5, including the delivery of transfer instructions to the Company’s transfer agent, subject in all cases to applicable law.

6. This letter may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same letter.

7. Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of New York.

8. Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or validity thereof, shall be finally resolved by binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures then in effect. The arbitration shall be conducted before a single arbitrator, in New York, New York. The arbitrator’s award shall be final and binding, and judgment upon the award may be entered in any court of competent jurisdiction.

9. Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

[Signature Pages Follow]

Very truly yours,

/s/ Paul Misir
Paul Misir

/s/ Christopher Kelly
Christopher Kelly

Kelly Ventures I LP

By:	/s/ Christopher Kelly
Name:	Christopher Kelly
Title:	Managing Partner

/s/ Reince Priebus
Reince Priebus

Accepted and agreed to as of the

date first written above:

Sports One

By:	/s/ Christopher Kelly
Name:	Christopher Kelly
Title:	CEO

[Signature Page to Reince Priebus Letter Agreement]